Exhibit 99.1

Cognex Reports Record Quarterly Revenue

NATICK, Mass.--(BUSINESS WIRE)--August 5, 2021--Cognex Corporation (NASDAQ: CGNX) today reported financial results for the second quarter of 2021. Cognex announced the highest quarterly revenue in the company’s 40-year history and new records for second quarter revenue, net income, and net income per diluted share. Table 1 below shows selected financial data for Q2-21 compared with Q2-20 and Q1-21, and for the six months of 2021 compared with the same period in 2020.

Table 1
(Dollars in thousands, except per share amounts)
	Revenue	Net Income/(Loss)	Net Income/(Loss) per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q2-21	$269,158	$77,598	$0.43	$0.43
Prior year’s quarter: Q2-20	$169,097	$(1,142)	$(0.01)	$0.18
Change: Q2-20 to Q2-21	59%	N/M	N/M	139%
Prior quarter: Q1-21	$239,027	$69,848	$0.39	$0.36
Change: Q1-21 to Q2-21	13%	11%	10%	19%
Year-to-Date Comparisons
Six months ended July 4, 2021	$508,185	$147,446	$0.82	$0.79
Six months ended June 28, 2020	$336,332	$19,335	$0.11	$0.29
Change from first six months of 2020 to first six months of 2021	51%	663%	645%	172%

*Non-GAAP net income per diluted share excludes restructuring and other charges and discrete tax adjustments. Notably, Cognex recorded charges totaling over $42 million in Q2-20 that reduced earnings for the quarter by $0.19 per diluted share. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“What a quarter!” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue was the highest in our company’s 40-year history and grew substantially year over year due to strong, broad-based demand for Cognex products. We were also highly profitable and reported an operating margin of 34%, which is well above our 30% long-term target.”

Mr. Willett continued, “We are excited about the growth opportunities we see for our company, and we are managing well so far through a difficult supply environment. Even so, we expect the revenue growth rate will moderate in the second half, particularly in Q3, because of the substantial increase in revenue we reported last year from the consumer electronics industry.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2021

  Cognex reported record revenue of $269 million for the second quarter, which represents an increase of 59% from Q2-20 and 13% from Q1-21. Revenue from each geographic region (the Americas, Asia, and Europe) grew substantially from Q2-20, which was marked by significant economic disruption following the COVID-19 outbreak. The largest end-market contributions in absolute dollars came from logistics, which set another quarterly revenue record, and the automotive industry. Consumer electronics also increased substantially both year-on-year and sequentially, helped by revenue that we had expected to recognize in the second half of 2021.
  Gross margin was 75% for Q2-21, 70% for Q2-20, and 77% for Q1-21. The increase in gross margin year-on-year is due to a pre-tax charge of $8 million in Q2-20 for the write-down of excess and obsolete inventories resulting from the difficult business conditions Cognex was experiencing in many of its markets.
  Research, Development, & Engineering (RD&E) expenses increased by 3% from Q2-20 and decreased 8% from Q1-21. RD&E spending increased year-on-year due to the impact of foreign currency exchange rates on the company’s international operations. Higher incentive compensation costs and stock-based compensation expense were offset by savings from the company’s actions in 2020 to reduce expenses (discussed below). RD&E spending decreased on a sequential basis due to the timing of application engineering for large revenue opportunities.
  Selling, General & Administrative (SG&A) expenses increased by 28% from Q2-20 and 6% from Q1-21. SG&A spending increased year-on-year due to higher incentive compensation costs (including sales commissions and the bonus accrual), stock-based compensation expense, travel, and sales and marketing activities and the impact of foreign currency exchange rate changes. SG&A spending increased on a sequential basis due to higher sales commissions, travel, and internal equipment.
  Notable in Q2-20, Cognex recorded a pre-tax charge of $15 million for restructuring actions announced by the company on May 28, 2020, and a pre-tax charge of $20 million for the impairment of acquired intangible assets resulting from deteriorated market conditions a year ago.
  The effective tax rate in Q2-21 was an expense of 17% compared with a benefit of 51% in Q2-20 and an expense of 11% in Q1-21. Excluding the discrete tax adjustments summarized in Exhibit 2, the effective tax rate was an expense of 18% in both Q2-21 and Q1-21 compared to a benefit of 1% in Q2-20.

Balance Sheet Highlights – July 4, 2021

  Cognex’s financial position as of July 4, 2021 continued to be strong, with $952 million in cash and investments and no debt. In the first six months of 2021, Cognex generated $195 million in cash from operations and $44 million in net proceeds from the exercise of stock options. In addition, the company paid $21 million in dividends to shareholders and spent $21 million to repurchase its common stock. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q3 2021

  Cognex believes revenue in Q3-21 will be between $275 million and $295 million. This range represents growth over both Q3-20 and Q2-21 due to higher expected revenue from logistics, automotive, and the broader factory automation market. The growth rate in Q3-21 is expected to moderate as compared to the first half of 2021 because of consumer electronics. Cognex believes consumer electronics revenue will be more evenly split between Q2 and Q3 in 2021 than in 2020 (when the majority was recognized in Q3) and that consumer electronics revenue will decline modestly for the year.
  Gross margin for Q3-21 is expected to be in the low-to-mid 70% range, and lower than the gross margin reported for Q2-21, due to the company’s support of a high-potential customer in logistics and higher supply chain costs.
  Operating expenses are expected to be up by mid-single digits from Q2-21 due to investments in engineering and sales, support of large deployments of Cognex products and upcoming product launches, and increased sales activities.
  The effective tax rate is expected to be 18%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude certain one-time discrete events, such as discrete tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Additionally, the company excludes restructuring charges, intangible asset impairment charges, and excess and obsolete inventory charges because these charges result from discrete activities, such as specific restructuring actions or acquisitions, that management frequently excludes in evaluating Cognex’s operating results. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EDT today and will be available until 11:59 p.m. EDT on Sunday, August 8, 2021. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13720531.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $8 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements—which include statements regarding business and market trends; future financial performance; growth opportunities; the expected impact of the COVID-19 pandemic on our assets, business and results of operations; managing supply constraints; customer order rates and timing of related revenue; future product mix; restructuring and other cost-savings initiatives; research and development activities; sales and marketing activities; investments; liquidity; dividends and stock repurchases; strategic plans; and estimated tax benefits and expenses and other tax matters—involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the impact, duration, and severity of the COVID-19 pandemic; (2) potential disruptions to our business due to restructuring activities; (3) the loss of, or curtailment of purchases by, large customers in the consumer electronics and logistics industries; (4) the reliance on revenue from the automotive industry; (5) the reliance on key suppliers to manufacture and deliver critical components for our products and potential disruptions in the supply chain, which could impact timely delivery of customer orders; (6) the failure to effectively manage product transitions or accurately forecast customer demand; (7) the inability to design and manufacture high-quality products; (8) the inability to attract and retain skilled employees and maintain our unique corporate culture; (9) the failure to effectively manage our growth; (10) the inability to achieve growth in revenue and profits from the logistics industry; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the impact of competitive pressures; (14) the challenges in integrating and achieving expected results from acquired businesses; (15) potential disruptions in our business systems; (16) information security breaches; (17) the inability to protect our proprietary technology and intellectual property; (18) potential impairment charges with respect to our investments or acquired intangible assets; (19) exposure to additional tax liabilities; (20) fluctuations in foreign currency exchange rates and the use of derivative instruments; (21) our involvement in time-consuming and costly litigation; (22) unfavorable global economic conditions; (23) economic, political, and other risks associated with international sales and operations; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the fiscal quarter ended July 4, 2021. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Revenue	$269,158	$239,027	$169,097	$508,185	$336,332
Cost of revenue (1)	68,432	54,045	50,320	122,477	91,520
Gross margin	200,726	184,982	118,777	385,708	244,812
Percentage of revenue	75%	77%	70%	76%	73%
Research, development, and engineering expenses (1)	31,302	34,105	30,397	65,407	66,343
Percentage of revenue	12%	14%	18%	13%	20%
Selling, general, and administrative expenses (1)	76,843	72,424	60,153	149,267	129,291
Percentage of revenue	29%	30%	36%	29%	38%
Restructuring charges	—	—	14,798	—	14,798
Intangible asset impairment charges	—	—	19,571	—	19,571
Operating income (loss)	92,581	78,453	(6,142)	171,034	14,809
Percentage of revenue	34%	33%	(4)%	34%	4%
Foreign currency gain (loss)	(639)	(1,008)	336	(1,647)	(2,667)
Investment and other income	1,596	1,386	3,494	2,982	8,540
Income (loss) before income tax expense (benefit)	93,538	78,831	(2,312)	172,369	20,682
Income tax expense (benefit)	15,940	8,983	(1,170)	24,923	1,347
Net income (loss)	$77,598	$69,848	$(1,142)	$147,446	$19,335
Percentage of revenue	29%	29%	(1)%	29%	6%

Net income (loss) per weighted-average common and common-equivalent share:
Basic	$0.44	$0.40	$(0.01)	$0.84	$0.11
Diluted	$0.43	$0.39	$(0.01)	$0.82	$0.11

Weighted-average common and common-equivalent shares outstanding:
Basic	176,626	176,288	172,283	176,454	172,345
Diluted	179,991	179,971	172,283	179,982	175,499

Cash dividends per common share	$0.060	$0.060	$0.055	$0.120	$0.110
Cash and investments per common share	$5.39	$4.96	$5.18	$5.39	$5.18
Book value per common share	$8.09	$7.68	$7.95	$8.09	$7.95

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$351	$248	$363	$599	$717
Research, development, and engineering	3,064	4,003	2,401	7,067	7,767
Selling, general, and administrative	7,315	7,758	5,254	15,073	14,324
Total stock-based compensation expense	$10,730	$12,009	$8,018	$22,739	$22,808

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	July 4, 2021	April 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Discrete tax adjustments reconciliation
Income (loss) before income tax expense (benefit) (GAAP)	$93,538	$78,831	$(2,312)	$172,369	$20,682

Income tax expense (benefit) (GAAP)	$15,940	$8,983	$(1,170)	$24,923	$1,347
Effective tax rate (GAAP)	17%	11%	(51)%	14%	7%

Discrete tax benefit related to stock-based compensation	1,431	5,207	4,413	6,638	6,093
Discrete tax expense related to tax return filings and other	(535)	—	(3,267)	(535)	(3,509)
Total discrete tax adjustments	$896	$5,207	$1,146	$6,103	$2,584

Income tax expense (benefit) (Non-GAAP)	$16,836	$14,190	$(24)	$31,026	$3,931
Effective tax rate (Non-GAAP)	18%	18%	(1)%	18%	19%

Restructuring and other charges and discrete tax adjustments reconciliation

Net income (loss) (GAAP)	$77,598	$69,848	$(1,142)	$147,446	$19,335
Excess and obsolete inventory charges	1,111	705	7,718	1,816	8,783
Restructuring charges	—	—	14,798	—	14,798
Intangible asset impairment charges	—	—	19,571	—	19,571
Tax effect on restructuring and other charges	(200)	(127)	(7,997)	(327)	(8,199)
Discrete tax adjustments	(896)	(5,207)	(1,146)	(6,103)	(2,584)
Net income (Non-GAAP)	$77,613	$65,219	$31,802	$142,832	$51,704
Percentage of revenue (Non-GAAP)	29%	27%	19%	28%	15%

Net income (loss) per diluted weighted-average common and common-equivalent share (GAAP)	$0.43	$0.39	$(0.01)	$0.82	$0.11
Per share impact of non-GAAP adjustments identified above	—	(0.03)	0.19	(0.03)	0.18
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.43	$0.36	$0.18	$0.79	$0.29

Diluted weighted-average common and common-equivalent shares outstanding (Non-GAAP)	179,991	179,971	175,403	179,982	175,499

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	July 4, 2021	December 31, 2020
Assets
Cash and investments	$951,749	$767,438
Accounts receivable	149,157	125,696
Inventories	68,503	60,830
Property, plant, and equipment	76,972	79,173
Operating lease assets	21,277	22,582
Goodwill and intangible assets	256,608	259,633
Deferred tax assets	425,618	434,704
Other assets	75,037	50,646

Total assets	$2,024,921	$1,800,702

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$108,957	$93,534
Deferred revenue and customer deposits	76,445	21,274
Operating lease liabilities	24,250	26,230
Income taxes	67,834	72,551
Deferred tax liabilities	306,355	314,952
Other liabilities	11,626	9,959
Shareholders' equity	1,429,454	1,262,202

Total liabilities and shareholders' equity	$2,024,921	$1,800,702

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com